Exhibit 10.8

FOURTH AMENDMENT TO THE
DTE ENERGY COMPANY
SUPPLEMENTAL RETIREMENT PLAN
(Amended and Restated Effective January 1, 2005)

As authorized by resolutions adopted by the DTE Energy Benefit Plan Administration Committee on November 16, 2021, the DTE Energy Company Supplemental Retirement Plan (Amended and Restated Effective January 1, 2005), is amended as follows, effective November 16, 2021:
1.    New Section 6.1(d) is added as follows:
ARTICLE 6
Employers’ Obligation
Section 6.1    Qualified Plan Benefit.
(d)    Any benefit calculated under this Section 6.1 as of a Participant’s applicable date under Section 7.1 will not be reduced as a result of the recalculation of the Participant’s Retirement Plan benefit under Section 6.21 of the Qualified Plan or under Section 4.24 of the DTE Gas Company Retirement Plan for Employees Covered by Collective Bargaining Agreements (“Gas Retirement Plan”). If any benefit calculated under Section 6.1 as of the Participant’s applicable date under Section 7.1 is increased because of the recalculation of the Participant’s Retirement Plan benefit under Section 6.21 of the Qualified Plan or Section 4.24 of the Gas Retirement Plan, the additional benefit will be paid as soon as administratively practicable after the recalculation under Section 6.21 of the Pension Plan or Section 4.24 of the Gas Retirement Plan has been completed.
This Amendment is executed on behalf of the Committee by its Chairperson, as authorized by the Committee’s resolution.

Dated: November 16, 2021

/s/Diane M. Antishin
Diane M. Antishin
Vice President, Human Resources Operations
Committee Chairperson